PROMISSORY NOTE
                                 ---------------



$500,000                                                      September 30, 1999
                                                              Irvine, California


     The undersigned, General Automation, Inc., a Delaware corporation, for value received, promises to pay to the order of Radisys CPD, Inc., or any assignee (the "Holder"), the sum of Five Hundred Thousand Dollars ($500,000), together with interest on unpaid principal as provided below. This Note has been executed and delivered pursuant to that certain letter agreement of even date herewith between the undersigned and Radisys CPD, Inc. (the "Letter Agreement").

     The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject:

     1. Interest. The unpaid principal balance of this Note outstanding from time to time shall bear interest from the date hereof until paid at the rate of ten percent (10%) per annum.

     2. Payments. Subject to Section 3 below, the entire principal amount of this Note, together with all accrued interest thereon, shall be due and payable on the earlier to occur of (a) the date which is one hundred twenty (120) days following the date of this Note (the "Maturity Date"); or (b) the third business day following the closing of a loan to the undersigned pursuant to that certain Loan Agreement (the "Loan Agreement") of even date herewith between the undersigned and Pacific Mezzanine Fund LLP ("PMF"), which loan yields net proceeds to the undersigned of not less than One Million Dollars ($1,000,000), excluding the initial $3,150,000 loaned by PMF to the Company pursuant to the Loan Agreement (a "Qualifying Financing").

     3. Satisfaction of Obligations by Undersigned. Notwithstanding Section 2 above, in the event that a Qualifying Financing has not been consummated on or before the Maturity Date, the undersigned may, in its sole discretion, by written notice given by the undersigned to the Holder, elect to satisfy the undersigned's entire obligation under this Note by executing and delivering to the Holder a Secured Convertible Promissory Note with an original principal amount equal to the sum of the then outstanding principal balance of this Note and all accrued but unpaid interest then owed on this Note, upon and subject to the terms and conditions stated in the Letter Agreement.

     4. Prepayment. The undersigned may at any time prepay this Note in whole or in part. All payments made on this Note shall be applied first to accrued interest, and the balance of such payment, if any, shall be applied to principal, and interest shall thereupon cease upon the principal so credited.

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     5. Headings. The headings of this Note have been inserted as a matter of convenience and shall not affect the construction hereof.

     6. Applicable Law. This Note shall be governed by and construed in accordance with the internal laws of the State of California.

     7. Time is of the Essence. Time is of the essence of this Note.

     8. Attorneys' Fees. In the event this Note is placed in the hands of an attorney for collection, or if the Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, the undersigned and any endorsers hereof agree to pay to the Holder an amount equal to all such costs, including without limitation all actual reasonable attorney's fees and all court costs.

     9. Waiver. The payor and any guarantors and endorsers hereof expressly waive diligence, presentment, protest and demand, and notice of protest, demand, dishonor and nonpayment of this Note. No acceptance of a partial payment or other indulgences granted from time to time shall be construed as a novation of this Note or as a waiver of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of any right granted hereunder or by applicable laws. No extension of the time for payment of the indebtedness evidenced hereby, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of the undersigned hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     IN WITNESS WHEREOF, the undersigned, General Automation, Inc., has executed this Note.



                                        GENERAL AUTOMATION, INC.



                                        By: JANE CHRISTIE
                                            ------------------------------------


                                        Its: President and CEO
                                             -----------------------------------

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